EXHIBIT 99.1

Sierra Monitor Corporation Declares Quarterly Cash Dividend of $0.01 per Share

Twenty-first consecutive quarterly dividend issued by company

MILPITAS, Calif., Oct. 16, 2017 (GLOBE NEWSWIRE) -- Sierra Monitor Corporation (OTCQB:SRMC), a provider of Industrial Internet of Things (IIoT) solutions that target facility automation and facility safety requirements, today announced that its board of directors has declared a quarterly cash dividend of $0.01 per share of common stock. The cash dividend will be payable on November 15, 2017 to shareholders of record on November 1, 2017. This is the twenty-first consecutive quarterly dividend to be paid by the company and represents a quarterly payout of $101,906 in aggregate, based on 10,190,625 shares outstanding as of September 30, 2017.

About Sierra Monitor Corporation
Sierra Monitor Corporation addresses the industrial and commercial facilities management market with Industrial Internet of Things (IIoT) solutions that target facility automation and facility safety requirements.

The company’s FieldServer brand of protocol gateways and FieldPoP™ device cloud target the facility automation segment and are used by OEMs and system integrators to enable local and remote monitoring and control. With more than 200,000 products, supporting over 140 protocols, installed in commercial and industrial facilities, FieldServer is the industry’s leading multi-protocol gateway.

Sierra Monitor’s Sentry IT fire and gas detection solutions address the facilities safety segment, and are used by safety managers to protect facility personnel and assets. Sentry IT branded controllers, sensor modules, and software are installed at thousands of facilities such as natural gas vehicle fueling and maintenance stations, wastewater treatment plants, oil and gas refineries and pipelines, parking garages, and underground telephone vaults.

Headquartered in the heart of Silicon Valley in Milpitas, California, Sierra Monitor was founded in 1979 and has been a public company since 1989. By combining its distinguished track record in industrial sensing and automation with IoT technologies such as wireless, cloud connectivity, and data services, Sierra Monitor is at the forefront of the emerging IIoT trend.

For more information visit:  http://www.sierramonitor.com/

Sierra Monitor Investor Relations Contact
Tamara Allen
CFO, Sierra Monitor Corporation
TAllen@sierramonitor.com